Exhibit 10.15

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Separation Agreement”) is made by and between Douglas T. Moore, an individual (“Executive” or “Moore”), and CleanCore Solutions, Inc., a corporation organized under the laws of Nevada corporation and with a principal place of business at 5920 South 118th Circle, Suite 2, Omaha, NE 68137 (“Company” or “CleanCore”). The Executive and the Company are referred to herein from time to time collectively as the “Parties” and each individually as a “Party”.

RECITALS:

R-1. The Parties entered into an Executive Employment Agreement dated February 5, 2024 pursuant to which the Company employed the Executive as its Chief Executive Officer. That agreement, including subsequent amendments to it, if any, are referred to herein as the “Executive Employment Agreement.”

R-2. Effective June 7, 2024 (the “Separation Date”), Executive resigned from all positions he held with the Company, including his position as Chief Executive Officer, his position as a member of the Company’s board of directors, and any and all positions of employment with the Company, and he terminated the Executive Employment Agreement. The Company has accepted Executive’s resignation and his termination of the Executive Employment Agreement. The Executive’s period of Employment which ended as of the Separation Date is referred to herein as the “Executive’s Period of Employment.”

R-3. As of the Separation Date, the Executive’s base salary under the Executive Employment Agreement was two hundred fifty thousand and no/100 United States dollars ($250,000.00) per year.

R-4. The Parties are entering into this Separation Agreement to provide for the Executive’s separation from the Company and the amicable settlement and resolution of any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands between the Parties, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with the Company or his separation from the Company.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, the Parties, intending to be legally bound, agree as follows:

1. Termination of Employment and the Executive Employment Agreement. The Company’s employment of the Executive and the Executive Employment Agreement are terminated effective as of the Separation Date as a result of Executive’s resignation as Chief Executive Officer of the Company and from any and all other positions held by the Executive as of the Separation Date, including his position as a director of the Company, and the Executive’s termination of the Executive Employment Agreement. The Executive acknowledges that his resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

2. Unconditional Payments.

a. No later than the earlier of the Company’s next regularly scheduled payday following the Separation Date or the date coming two weeks after the Separation Date, the Company will provide the Executive with a payment, at the Executive’s regular base salary rate as of the Separation Date, for the time the Executive worked prior to the Separation Date during the Company’s regular pay period containing the Separation Date, less applicable statutory deductions, and authorized withholdings (e.g., for income tax and FICA) (the “Final Salary Payment”).

b. The Final Salary Payment will include an amount for the Executive’s accrued but unused vacation time, if any, as of the Separation Date.

c. The Company will pay Executive all his earned, accrued, and unpaid benefits as of the Separation Date, if any, under the Company’s employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs. Payment for such benefits, if any, will be made according to the terms of the applicable employee benefit plan or, if an earlier date is required by applicable law, than by that earlier date.

d. Executive will retain eighty-seven thousand five hundred (87,500) shares of class B common stock that have already vested as of the date of this Agreement (the “Issued Shares”) under that certain restricted stock grant agreement between the Executive and the Company dated April 30, 2024.

e. The Company will send the Executive, under separate cover, information about his rights to elect medical, dental and vision insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), if the Executive has such rights.

Nothing in this Agreement is intended to impair any of the Executive’s rights described in this Section 2.

In addition, and provided that the Executive agrees to and accepts the terms of this Separation Agreement and does not revoke his acceptance pursuant to Section 15 below:

3. Separation Benefits. In consideration of the Executive entering into, not revoking his acceptance of, and his compliance with, this Separation Agreement, including his release of claims and covenant not to sue in Section 7 below:

a. The Company will pay the Executive a payment in an amount equal to eighty thousand and no/one hundred United States dollars ($80,000.00), less applicable statutory deductions and authorized withholdings (e.g., for income tax and FICA), if any (the “Separation Payment”) subject to the conditions in this Separation Agreement and according to the following installment schedule and terms:

(i) The Separation Payment will be paid in installments, each in the amount of ten thousand and no/one hundred United States dollars ($10,000.00), less applicable statutory deductions and authorized withholdings, if any (each installment being an “Installment”).

(ii) The first Instalment will be payable on the “First Installment Payment Date,” which means the Company’s first-regularly scheduled employee payday that comes at least ten (10) days after the Effective Date (as that term is defined in Section 15 below). Each of the remaining Installments will be payable on the Company’s regularly scheduled bi- weekly paydays that occur after the First Installment Payment Date until the balance of the Separation Payment has been paid to the Executive. Notwithstanding the provisions of this Section 3, the Company may change the date and period of its regularly scheduled paydays and regular pay periods in its sole discretion, and, if the Company does that, the Installment payment schedule may change accordingly.

(iii) Each Installment will be paid by means (e.g., direct deposit) in accordance with Execuive’s payroll payment authorization on file with the Company as of the Separation Date.

b. On January 2, 2025, The Company will issue to the Executive twenty thousand (20,000) restricted shares of the Company’s class B common stock, par value $0.0001 (the “Separation Shares,” which along with the Issued Shares are referred to herein collectively as the “Shares” and each individually as a “Share”).

c. At Executive’s request to the Company, provided the request is made within thirty days following the Effective Date, the Company will enter into an advisory agreement (the “Advisory Agreement”) with Executive providing the following:

(i) the Company will during the term of the Advisory Agreement (and continuing with respect to any particular New Client (as defined below) during the commission period for such New Client) pay Executive a ten percent (10%) commission on Revenues (as defined below) the Company actually receives during the two-year period commencing on the date that (1) a client that the Executive introduces to the Company first becomes a client of the Company (“New Clients”) and (2) Evergreen Cottages and any other Targeted Lead (defined below) become a client of the Company. For purposes of this provision, “Revenues” means all revenue properly recognized under United States generally accepted accounting principles, consistently applied, less all rebates, discounts and other price allowances.

(iii) New Clients must be pre-cleared by the Company before Executive commences any sales outreach to them, else Executive will not be eligible to receive any commission on Revenues the Company receives from such New Clients as provided in Section 3(c)(i) above.

(iv) As used in this Separation Agreement, “Targeted Lead” means any company that, during Executive’s Period of Employment, was a lead of Executive, and only of Executive, with respect to the company becoming a customer of the Company as substantiated by documented information in the Company’s PipeDrive database demonstrating that (1) representative(s) of the company met with Executive in person and received emails from Executive prior to the Separation Date about their company becoming a customer of the Company, (2) those representative(s) showed an interest in their company becoming a customer of the Company prior to the Separation Date, and (3) Executive was, prior to the Separation Date, the initial or the primary contact on behalf of the Company with the company associated with those representative(s). The Company will provide Executive with reasonable access to Company data from Targeted Leads so Revenues can be realized from them. If necessary, the Company and Executive will conduct a mutual review of the Executive’s customer leads prior to the Separation Date to verify if those leads constitute Targeted Leads.

d. In addition to any other conditions set forth in this Separation Agreement, the Executive’s right to have the Company enter into the Advisory Agreement with him and Executive’s right to the Separation Payment, any Installment thereof, and the Separation Shares under this Separation Agreement are conditioned on his compliance with each and every provision of this Separation Agreement and the Executive’s Employee Confidential and Inventions Assignment Agreement previously executed by the Executive on February 2, 2024 (the “CIAA”). If in the good-faith judgment of the Company the Executive has breached any material provision of this Separation Agreement or the CIAA, the Company will be entitled to forego any obligation hereunder to enter into the Advisory Agreement or, if that has been already entered into, to terminate the Advisory Agreement without penalty or being subject to damages and to recover from the Executive the full value of any portion of the Separation Payment already paid and any of the Separation Shares already issued as of the date of such breach, less applicable deductions and authorized statutory withholdings, and to cancel any portion of the Separation Payment and award of Separation Shares that has not been paid or issued as of the date of such breach. (Executive recognizes, acknowledges, and agrees that the CIAA, by its terms, survives the end of his employment with the Company.)

4. Except for Executive’s right to retain the Issued Shares noted in Section 2 above and right to an award of the Separation Shares noted in Section 3 above, Executive will not be entitled to any other grants or vesting under existing awards under the Company’s equity incentive plan, and all such grants, awards, and vesting rights are hereby canceled.

5. No Additional Benefits. Other than as set forth in this Separation Agreement, the Executive expressly acknowledges and agrees that he is not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company or any of the other Company Releasees (as that phrase is defined in Section 7 below), including but not limited to any severance under Section 6(a) of the Executive Employment Agreement or a bonus, and the Executive expressly acknowledges and agrees that no representations or promises to the contrary have been made to him. To the extent Executive has a right to receive severance under Section 6(a) Executive Employment Agreement, he waives such right in light of the consideration provided to him under this Separation Agreement, including, without limitation, the consideration provided in Section 3 above and the Company’s general release of claims and covenant not to sue provided in Section 8 below.

6. Unemployment. The Company will not object to any lawful application by the Executive to receive unemployment benefits.

7. Release of Claims and Covenant Not to Sue By The Executive.

a. Release of Claims. As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Company’s agreements contained in this Separation Agreement (including, without limitation, the Company’s release of claims and covenant not to sue provided in Section 8), the Executive, for, and with the intention of binding, himself and the other Executive Releasors (defined below), hereby releases, waives and forever discharges the Company and the other Company Releasees (defined below) from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Executive and the Executive Releasors, or any of them, ever had, now has or hereafter may have against the Company and the other Company Releasees up to and including the date the Executive executes this Separation Agreement (collectively, the “Executive Released Claims” and each an “Executive Released Claim”).

Without limiting the generality of the foregoing, the Executive and the other Executive Releasors hereby release and forever discharge the Company and the other Company Releasees from:

(i) any and all claims relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii) any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the Occupational Safety and Health Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act, the Constitution of Nevada, Nevada Revised Statutes (“N.R.S.”) § 608.017 (wage discrimination based on sex), N.R.S. §§ 613.310 - 613.345 (unlawful employment practices), the Nevada Occupational Safety and Health Act (N.R.S. § 618.005 et seq.), any Nevada state civil rights act, any state statutory wage claim as set forth in Chapter 608 of the Nevada Revised Statutes, and any other laws of the State of Nevada, the Constitution of Nebraska, the Nebraska Fair Employment Act, Neb. Rev. Stats. § 48-1101 et seq., and any other laws of the State of Nebraska, the Virginia Constitution, the Virginia Human Rights Act, Va. Code Ann. § 2.2-3900 et seq., the Virginians With Disabilities Act, Va. Code Ann. § 51.5-1 et seq., the Virginia Equal Pay Act, Va. Code Ann. § 40.1-28.6, the Virginia Genetic Testing and Genetic Characteristics Bias in Employment Law, Va. Code Ann., § 40.1-28.7:1, the Virginia Crime Victim Leave Law, Va. Code Ann., § 40.1-28.7:2, the Virginia Military Leave Law, Va. Code Ann., § 44-93.2 et seq., and any other laws of the Commonwealth of Virginia, including as such constitutions and laws have been or may be amended;

(iii) any and all claims for employee benefits, including, without limitation, any and all claims under the federal Employee Retirement Income Security Act of 1974, including as such law has been or may be amended; provided, however, that nothing in this Section 7(a) is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which the Executive may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(iv) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(v) any and all claims for monetary recovery, including, without limitation, monetary recovery or awards as may be provided by statute, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Separation Agreement, the Executive represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute, ordinance, or common law theory under which he releases claims is not intended by the Executive or the Company to limit, diminish or impair in any way the Executive’s intended and actual release of all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company and the Company Releasees.

It is understood that the release of claims set forth in this Section 7(a) does not serve to waive any rights or claims that: (i) pursuant to law, cannot be waived or subject to a release of this kind, such as claims for unemployment or workers’ compensation benefits, rights to vested benefits under any applicable welfare, retirement and/or pension plans, or rights to defense and indemnification, if any, from the Company for actions taken by the Executive in the course and scope of the Executive’s employment with the Company; (ii) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; or (iii) the right to file a charge with an administrative agency or participate in an agency investigation, provided, however, that the Executive hereby waives his right to recover any money in connection with such charge or investigation, with the exception of any payments or awards under the federal Securities Whistleblower Incentives program (see 17 C.F.R. §§ 240.21F-1 - 240.21F-18, as may be amended). Moreover, nothing in this Separation Agreement limits or waives, or is intended to limit or waive, the Executive’s right pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of the Separation Agreement’s waiver of claims under the Age Discrimination in Employment Act.

b. Covenant Not to Sue. As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Company’s agreements contained in this Separation Agreement (including, without limitation, the Company’s release of claims and covenant not to sue provided in Section 8), the Executive, for, and with the intention of binding, himself and the other Executive Releasors (defined below), agrees, to the fullest extent permitted by law, that at no time subsequent to the Effective Date of this Separation Agreement will the Executive pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive and Executive Releasors, or any of them, may now have, have ever had, or may in the future have against the Company and the Company Releasees, or any of them, which is based in whole or in part on any claim, demand, cause of action, or liability released by the Executive pursuant to this Separation Agreement.

c. By signing this Separation Agreement, the Executive represents and warrants that (i) he has full power and authority to release the claims that are being released in this Section 7 and (ii) none of those claims has been assigned to any other individual or entity.

d. For purposes of this Separation Agreement, the terms:

(i)	“Company Releasors” and “Company Releasees” mean: (1) CleanCore and its predecessors, parent companies, affiliated companies (including, without limitation, subsidiaries), successors, and assigns, and (2) all of the past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, contractors, consultants, and insurers of each of the entities listed in clause (1) of this sentence, and this Separation Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals; and,

(ii)	“Executive Releasors” and “Executive Releases” mean: (1) the Executive and each of his respective successors, assigns, heirs, executors, administrators, employees, attorneys, representatives, agents, contractors, consultants, and insurers and (2) all of the past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, contractors, consultants, and insurers of each of the entities listed in clause (1) of this sentence, and this Separation Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

8. Release of Claims and Covenant Not to Sue By The Company.

a. Release of Claims. As a condition of the Executive’s willingness to enter into this Separation Agreement, and in consideration for the Executive’s agreements contained in this Separation Agreement (including, without limitation, the Executive’s release of claims and covenant not to sue provided in Section 7), the Company, for, and with the intention of binding, itself and the other Company Releasors, hereby releases, waives and forever discharges the Executive and the other Executive Releasees from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Company and the Company Releasors, or any of them, ever had, now has or hereafter may have against the Executive and the other Executive Releasees up to and including the date the Executive executes this Separation Agreement (collectively, the “Company Released Claims” and each a “Company Released Claim”).

Without limiting the generality of the foregoing, the Company and the other Company Releasors hereby release and forever discharge the Executive and the other Executive Releasees from:

(i) any and all claims relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(iii) any and all claims for monetary recovery, including, without limitation, monetary recovery or awards as may be provided by statute, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Separation Agreement, the Company represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute, ordinance, or common law theory under which it releases claims is not intended by the Executive or the Company to limit, diminish or impair in any way the Company’s intended and actual release of all claims, demands, causes of action, and liabilities of any kind whatsoever against the Executive and the Executive Releasees.

It is understood that the release of claims set forth in this Section 8(a) does not serve to waive any rights or claims that: (i) pursuant to law, cannot be waived or subject to a release of this kind; (ii) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; or (iii) the right to file a charge with an administrative agency or participate in an agency investigation, provided, however, that the Company hereby waives its right to recover any money in connection with such charge or investigation, with the exception of any payments or awards under the federal Securities Whistleblower Incentives program (see 17 C.F.R. §§ 240.21F- 1 - 240.21F-18, as may be amended). Moreover, nothing in this Separation Agreement limits or waives, or is intended to limit or waive, the Company’s right, if any, pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of the Separation Agreement’s waiver of claims under the Age Discrimination in Employment Act.

b. Covenant Not to Sue. As a condition of the Executive’s willingness to enter into this Separation Agreement, and in consideration for the Executive’s agreements contained in this Separation Agreement (including, without limitation, the Executive’s release of claims and covenant not to sue provided in Section 7), the Company, for, and with the intention of binding, itself and the other Company Releasors, agrees, to the fullest extent permitted by law, that at no time subsequent to the Effective Date of this Separation Agreement will the Company pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which the Company and the Company Releasors, or any of them, may now have, have ever had, or may in the future have against the Executive and the Executive Releasees, or any of them, which is based in whole or in part on any claim, demand, cause of action, or liability released by the Company pursuant to this Separation Agreement.

c. By signing this Separation Agreement, the Company represents and warrants that (i) it has full power and authority to release the claims that are being released in this Section 8 and (ii) none of those claims has been assigned to any other individual or entity.

9. Lock-Up; Leak-Out.

a. The Company received approval by email from Boustead Securities, LLC to cause the Boustead Lock-Up (defined below) on the Shares to expire on December 31, 2024. So long as the Boustead Lock-Up is in effect, Executive agrees not to take any actions with respect to the Shares insofar as that action would violate any of the terms of the Boustead Lock-Up. As used in this Separation Agreement, the term “Boustead Lock-Up” means the lock up agreement signed by the Executive on or about the date of the pricing of the Company’s initial public offering.

b. Executive will not sell any Shares in the market on any trading day in excess of five percent (5%) of the volume on any such trading day.

c. Executive will comply with applicable law with respect to all sales of Shares.

10. Right to Review Press Release and Form 8-K. The Company will provide Executive with a reasonable opportunity to review and comment on a Company press release or Company Form 8-K (or disclosure in a Company 10-Q if the Company discloses the separation in a Form 10-Q instead of a Form 8-K) concerning his separation before the Company causes such press release to be issued or Form 8-K (or Form 10-Q, if applicable) to be filed with the United States Securities and Exchange Commission (“SEC”). The press release, if any, issued by the Company concerning Executive’s separation from the Company will include a mutually agreeable statement thanking Executive for playing a key role in helping the Company get through its successful initial public offering and restructuring the debt evidenced by the October 17, 2022 promissory note issued by the Company to Burlington Capital, LLC. The press release will also indicate that Executive will continue as a senior advisor to assist the Company build a broad base of customers and pursue other strategic initiatives as needed.

11. Mutual Non-Disparagement.

a. Executive agrees not to make, or cause to be made, to any third-party, any disparaging comment about the Company or any of the other Company Releasees, including without limitation any disparaging comments about the business of the Company or any of its products or services.

b. The Company agrees that it will direct its executive management team and board of directors not to make, or cause to be made, to any third-party, any disparaging comment about the Executive, and the Company will not authorize any of its employees, contractors, consultants, or agents to make to make, or cause to be made, to any third-party, any disparaging comment about the Executive.

c. Notwithstanding the foregoing provisions of this Section 11, neither the Company nor the Executive is restricted from providing information about the other as required by a court or governmental agency or by applicable law. Section 32 also provides important limitations on the provisions of Sections 11.a. and 11.b.

12. Company Passwords. No later than three (3) business days after the Effective Date (the “Return Date”), Executive will provide a written list to the Company listing all his passwords and other access credentials to all Company computer programs and systems and accounts (including those with third-party vendors).

13. Separation from Employment. By entering into this Separation Agreement, the Executive acknowledges and agrees that his employment with the Company has been permanently and irrevocably severed. Except as provided in this Separation Agreement, the Executive agrees that the Company will not have any obligation at any time in the future to reemploy him or enter into any other business arrangement of any kind with him.

14. Severability. If at any time after the date of the execution of this Separation Agreement any provision of this Separation Agreement shall be held by a tribunal (e.g., court or arbitrator) of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Separation Agreement; provided, however, that:

a. if the release of claims or covenant not to sue in Section 7 above is held to be illegal, void, or unenforceable in whole or in part, Executive agrees to promptly execute a legal, valid, and enforceable general release and waiver of claims and covenant not to sue in favor of the Company and the other Company Releasees equal in scope to the general release and waiver of claims and covenant not to sue provided in Section 7 and, in the event that such a legal, valid, and enforceable general release and waiver of claims and covenant to sue cannot be or is not obtained, then the Executive shall be deemed to have assigned, transferred, and conveyed the Executive Released Claims to the Company; or,

b. if the release of claims or covenant not to sue in Section 8 above is held to be illegal, void, or unenforceable in whole or in part, the Company agrees to promptly execute a legal, valid, and enforceable general release and waiver of claims and covenant not to sue in favor of the Executive and the other Executive Releasees equal in scope to the general release and waiver of claims and covenant not to sue provided in Section 8 and, in the event that such a legal, valid, and enforceable general release and waiver of claims and covenant to sue cannot be or is not obtained, then the Company shall be deemed to have assigned, transferred, and conveyed the Company Released Claims to the Executive.

15. Voluntary Agreement.

a. The Company hereby advises the Executive to consult with an attorney before executing this Separation Agreement.

b. The Executive has twenty-one (21) days from the day first presented with this Separation Agreement to consider it, execute it, and return it personally or via email, first class U.S. mail, or reputable overnight courier service (e.g., FedEX or UPS) to the Company’s Chief Financial Officer, David Enholm at CleanCore Solutions, Inc., 5920 South 118th Circle, Suite 2, Omaha, NE 68137, denholm@cleancoresol.com. To the extent that the Executive executes this Separation Agreement before the end of the twenty-one (21) day period, the Executive hereby knowingly and voluntarily waives the remainder of that twenty-one (21) day period. If the Executive fails to execute and return this Separation Agreement to the Company within the twenty- one (21) day period, then this Separation Agreement will be null and void and of no force or effect.

c. The Executive agrees that, for a period of seven (7) days after he signs this Separation Agreement, he has the right to revoke his acceptance of it by providing written notice of his revocation personally or via email, first class U.S. mail, or reputable overnight courier service (e.g., FedEX or UPS) to the Company’s President and CEO at the address listed in Section 15.b. This Separation Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period (the “Effective Date”). The Executive understands that the expiration of the seven-day period after he signs this Separation Agreement confirms that he did not revoke his assent to this Separation Agreement, and, therefore, that it is fully effective and enforceable, further provided that the Company also executes or has executed this Separation Agreement.

d. By signing this Separation Agreement, the Executive acknowledges and agrees that he:

(i) has carefully read and fully understands all of the provisions of the Separation Agreement (including the provisions in Section 7 concerning his release of claims and covenant not to sue);

(ii) understands that the claims he is releasing and for which he is providing a covenant not to sue under Section 7 include, but are not limited to, claims arising under the federal Age Discrimination in Employment Act;

(iii) knowingly and voluntarily agrees to all of the terms set forth in this Separation Agreement (including the provisions in Section 7 concerning his release of claims and covenant not to sue);

(iv) knowingly and voluntarily agrees to be legally bound by this Separation Agreement (including the provisions in Section 7 concerning his release of claims and covenant not to sue);

vii) has been given at least twenty-one (21) days in which to review and consider this Separation Agreement before signing it; and,

(viii) has been provided under the terms of this Separation Agreement a period of at least seven (7) days following his execution of the agreement in which the Executive may revoke it and that the Separation Agreement shall not become effective or enforceable until that seven (7) day revocation period has expired.

16. No Admission. Each Party understands and agrees that the other Party’s making of and entering into this Separation Agreement is not intended, and shall not be construed, as an admission by that other Party or the Releasors associated with that other Party to have violated any federal, state, or local law, ordinance, regulation, public policy or common law rule, or have committed any wrong whatsoever. This Separation Agreement shall be deemed to fall within the protection afforded to settlements, compromises, and offers to compromise by applicable law.

17. Complete Agreement. With the exception of the CIAA, this Separation Agreement represents the complete understanding between the Executive and the Company concerning the subject matter of this Separation Agreement, and no other promises or agreements concerning the subject matter of this Separation Agreement shall be binding unless reduced to writing and signed by the Executive and the Company. The Executive and the Company agree that this Separation Agreement supersedes any prior agreements or understandings of the Parties, whether oral or written, concerning the subject matter of this Separation Agreement, with the exception of the CIAA.

18. No Oral Modification. This Separation Agreement may only be amended in a writing signed by the Executive and the Company’s chief executive officer.

19. Drafting. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the Executive and the Company that the person interpreting or construing this Separation Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

20. Successors and Assigns. This Separation Agreement is binding upon, and shall inure to the benefit of, the Company, the Company Releasees, the Executive, and the Executive Releasees.

21. Section 409A. It is intended that the payments and benefits provided under Section 3.a. and 3.b. this Separation Agreement shall be exempt from the application of the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) by reason of one or more of the exceptions in Treas. Reg. 1.409A-1; to the extent not so exempt, it is intended that the payments and benefits provided under Section 3.a. and 3.b. this Separation Agreement shall comply with Section 409A. The Parties agree that Executive’s termination of employment shall constitute an involuntary “separation from service” under Treas. Reg. 1.409A-1(n)(1). Notwithstanding the provisions of the immediately preceding sentences in this Section 21, the Company does not warrant or otherwise assure that the payments and benefits provided under this Separation Agreement, including those under Section 3.a. and 3.b., will be considered by the federal Internal Revenue Service (“IRS”) or other appropriate governmental authorities to be exempt from the application of the requirements of Section 409A, and a finding by the IRS or other appropriate governmental authority that the payments and benefits (or any of them) provided under this Separation Agreement are not exempt, either in whole or in part, from the application of the requirements of Section 409A shall be no grounds for the Executive to seek or obtain any form of relief against the Company or rescission or reformation of this Separation Agreement.

22. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Executive or made on his behalf under the terms of this Separation Agreement. The Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) the Executive’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

23. Authority; No Liens, Claims or Assignments Of or On Released Claims. (a) The Company represents and warrants that the undersigned representative of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement and that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein by the Company. (b) The Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Separation Agreement that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein by the Executive.

24. No Representations. (a) The Executive represents and warrants that, in entering into this Separation Agreement, he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Agreement. (b) The Company represents and warrants that, in entering into this Separation Agreement, it has not relied upon any representations or statements made by the Executive that are not specifically set forth in this Separation Agreement.

25. No Waiver. The failure of a Party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Separation Agreement, will not be construed thereafter as a waiver by that Party of any such terms or conditions. This entire Separation Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

26. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Separation Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

27. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN DOUGLAS COUNTY, NEBRASKA BEFORE THE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEBRASKA LAW, AND THE ARBITRATOR SHALL APPLY PENNSYLVANIA SUBSTANTIVE LAW (AND, IF APPLICABLE, SUBSTANTIVE FEDERAL LAW) TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH APPLICABLE NEBRASKA OR FEDERAL LAW, THE NEBRASKAS OR FEDERAL LAW, AS THE CASE MAY BE, SHALL TAKE PRECEDENCE. THE AWARD OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION, SUBJECT TO THE RIGHTS OF A PARTY UNDER THE FEDERAL ARBITRATION ACT OR THE PENNSYLVANIA UNIFORM ARBITRATION ACT TO MOVE TO HAVE THE AWARD VACATED, MODIFIED, OR CORRECTED. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND ANY AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

28. Governing Law. This Separation Agreement is governed by the laws of the State of Nebraska, without regard to its principles of conflicts of law.

29. Counterparts. This Separation Agreement may be executed in counterparts and also by facsimile, scan or other electronic means (e.g., DocuSign), and each counterpart, facsimile or electronic copy will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

30. Further Assurances. The Parties agree to take all actions and to make, deliver, and sign any other documents and instruments that are necessary to carry out the terms, provisions, purpose, and intent of this Settlement Agreement.

31. Section Headings. The Section headings (e.g., “Counterparts”) used in this Separation Agreement are inserted for convenience only and will be disregarded in construing this Separation Agreement.

32. IMPORTANT. Notwithstanding anything to the contrary in this Settlement Agreement (including, without limitation, anything in its Sections 7, 8, or 11) or the CIAA, nothing in this Settlement Agreement or the CIAA prohibits, restricts, or limits, or is intended to prohibit, restrict, or limit the right or ability of a Party (the “Reporting Party”) to: (a) report to, or communicate with, the appropriate federal or state law enforcement authorities or regulatory agencies about any possible unlawful conduct, regardless of when it occurred, by the other Party, its affiliated companies, or any of its successors, assigns, officers, directors, members, managers, consultants, contractors, or employees (including any employment harassment, assault, or discrimination), or speak with the Reporting Party’s own attorney about any such possible unlawful conduct; (b) report to or communicate with the United States Securities and Exchange Commission (“SEC”) or any state securities regulator about any possible violation of a federal or state securities law (including, without limitation, such violation by either the Executive or the Company), regardless of when such possible violation occurred, or speak with the Reporting Party’s own attorney about such possible violation, or (c) apply for or receive an award from the SEC under the federal Securities Whistleblower Incentives program or from a state securities regulatory agency under a substantially similar state incentive program in connection with reporting a possible violation of a federal or state securities law.

[The remainder of this page is purposefully blank; the signature page follows.]

CONSULT WITH AN ATTORNEY AND READ

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS CAREFULLY

BEFORE SIGNING IT. BY SIGNING THIS SEPARATION AGREEMENT AND

RELEASE OF CLAIMS YOU ARE GIVING UP IMPORTANT LEGAL RIGHTS.

FURTHERMORE, THIS CONTRACT CONTAINS AN ARBITRATION

PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

CLEANCORE SOLUTIONS, INC.

By:	/s/ Clayton Adams
Name:	Clayton Adams
Title:	President

Dated: June 10, 2024

DOUGLAS T. MOORE

Signed:	/s/ Doug Moore

Dated: June 9, 2024